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                                                                    Exhibit 5.1

                                 LAW OFFICES OF
                                KENNETH J. WARREN
             2109 WEST FIFTH AVENUE, SUITE C o COLUMBUS, OHIO 43212
                       (614) 487-1966 o FAX (614) 487-1945

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                               September 10, 1997


Royal Precision, Inc.
3490 Clubhouse Drive
Jackson Hole, Wyoming 83001

Gentlemen:

         You have requested my opinion in connection with the issuance of up to 610,896 shares of Common Stock, $.001 par value (the "Common Stock") of Royal Precision, Inc., a Delaware corporation (the "Company"), under the FM Precision Golf Corp. 1997 Stock Option Plan; Royal Grip, Inc. 1993 Stock Option Plan, Non-Employee Directors Stock Option Plan and Non-Employee Director Stock Plan and individual contracts with employees and consultants of Royal Grip, Inc. (collectively, the "Plans").

         I have examined and relied upon the following documents and instruments for the purpose of giving this opinion which, to my knowledge and in my judgment, are all of the documents and instruments that are necessary for me to examine for such purpose.

         i. The corporate minute books of the Company, including copies of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

         ii.      The Plans; and

         iii. A Certificate of an officer of the Company as to certain factual matters (the "Officer's Certificate").

         Whenever I have asserted knowledge in giving my opinion on any matter which involves a question of fact, my knowledge is the result of the examination of the data contained in the corporate minute books of the Company, information contained in the Officer's Certificate and such other matters regarding the Company as have come to my attention from time to time.

         In giving my opinion, I have assumed, without investigation, the authenticity of any document or instrument submitted to me as an original, the conformity to the authentic original of any document or instrument submitted to me as a certified, conformed or photostatic copy, the genuineness of all signatures on such originals or copies and the authority and capacity of each signatory.

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Royal Precision ,Inc.
September 10, 1997
Page Two


         Based upon the foregoing, I am of the opinion that when the shares of Common Stock issuable under the Plans have been duly issued and delivered, they will be validly issued, fully paid and nonassessable.

         The opinion set forth above is subject to the following qualifications:

         A. No opinion is expressed herein as to the application of any state securities or Blue Sky laws.

         B. I am qualified to practice law in the State of Ohio, and nothing contained herein shall be deemed to be an opinion as to any law other than the General Corporation Law of the State of Delaware and the federal law of the United States.

         C. The opinion set forth herein is expressed as of the date hereof, and I do not have any obligation to advise you of any changes, after the date hereof, in the facts or the law upon which this opinion is based.

         D. I consent to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission to register the shares issuable under the Plans and to the use of my opinion as an exhibit to the Registration Statement. In giving these consents, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/   Kenneth J. Warren
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                                             Kenneth J. Warren

Enclosure
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